Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of New Horizon Aircraft Ltd. on Form S-8 of our report dated March 28, 2024, with respect to our audits of the consolidated financial statements of New Horizon Aircraft Ltd. (f/k/a Pono Capital Three, Inc.) as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) through December 31, 2022 appearing in the Annual Report on Form 10-K of New Horizon Aircraft Ltd. (f/k/a Pono Capital Three, Inc.) for the year ended December 31, 2023. We were dismissed as auditors on April 2, 2024, and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Boston, MA

May 2, 2024